Glen Ellyn, Illinois                                     Contact: Scott W. Hamer
January 30, 2009                                         President/CEO
Company Release                                          630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
              ANNOUNCES OPERATING RESULTS FOR THE THREE MONTHS AND
                          YEAR ENDED DECEMBER 31, 2008


         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank-Wheaton/Glen Ellyn (the "Bank"), reported a net loss (unaudited) for the three months and year ended December 31, 2008 of $143,000 and $1.2 million, respectively. This compares to net income of $11,000 and $1.7 million for the comparable prior year periods. For the three months ended December 31, 2008, basic and diluted loss per share both totaled $0.11. This compares to basic and diluted earnings per share of $0.01 each for the comparable prior year period. In addition, for the year ended December 31, 2008 basic and diluted loss per share both totaled $0.95. This represents a decrease of 176.6% from $1.24 for both basic and diluted earnings per share for the year ended December 31, 2007. The decrease in net income for the three months ended December 31, 2008 is primarily the result of the net effect of a $180,000 increase in provision for loan losses, a $122,000 decrease in net interest income, a $143,000 decrease in noninterest income, and a $113,000 increase in noninterest expense, partially offset by a credit for income tax of $504,000 as opposed to a $99,000 expense for the comparable prior year period. Similarly, the decrease in net income for the year ended December 31, 2008 is primarily the result of the net effect of a $1.8 million increase in provision for loan losses, a non-cash charge of $485,000 related to the impairment of Federal Home Loan Mortgage Corporation ("FHLMC") preferred stock, an $895,000 decrease in net interest income, a $768,000 increase in noninterest expense, partially offset by a credit for income tax of $1.2 million as opposed to a $284,000 expense for the comparable prior year period.

         Total assets at December 31, 2008 were $293.4 million, which represents a decrease of $4.9 million, or 1.7%, compared to $298.3 million at December 31, 2007. The decrease in total assets was the result of a decrease in loans receivable of $8.1 million, or 3.6%, to $219.6 million at December 31, 2008 from $227.7 million at December 31, 2007 and a decrease in investment securities of $6.2 million, or 18.7%, to $27.0 million at December 31, 2008 from $33.2 million at December 31, 2007. The decrease in loans is primarily due to the sale of $6.6 million of commercial real estate loans in March 2008. Net of loans sold, loans receivable decreased $1.5 million during the year ended December 31, 2008. The decreases in total loans were partially offset by an increase in cash and cash equivalents of $8.0 million, or 103.2%, to $15.8 million at December 31, 2008 from $7.8 million at December 31, 2007, and an increase in premises and equipment of $312,000, or 1.9%, to $16.8 million at December 31, 2008 from $16.5 million at December 31, 2007. The increase in premises and equipment is primarily due to the Company's final construction costs associated with its fourth full-service location in north Wheaton, Illinois, which opened November 21, 2007. Deposits increased $4.5 million, or 1.8%, to $253.5 million at December 31, 2008 from $249.0 million at December 31, 2007. Deposits increased primarily due to the opening of our new North Wheaton facility. The percentage of certificates of deposit to total deposits decreased from 47.0% at December 31, 2007 to 42.8% at December 31, 2008 and the percentage of interest bearing demand deposit accounts increased to 22.0% at December 31, 2008 from 15.9% at December 31, 2007. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $6.0 million to $19.0 million at December 31, 2008 from $25.0 million at December 31, 2007.

         Stockholders' equity decreased $1.8 million, or 9.7%, to $16.7 million at December 31, 2008 from $18.5 million at December 31, 2007. The decrease in stockholders' equity for the year ended December 31, 2008 was primarily the result of stock repurchases by the Company of 6,333 shares of its outstanding common stock totaling $165,000, dividends paid of $149,000, a decrease of $330,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio and the Company's net loss for the year ended December 31, 2008. As of December 31, 2008 there were 1,245,267 shares of Company common stock outstanding, resulting in a book value of $13.41 per share.

         Net interest income before provision for loan losses decreased $122,000, or 5.8%, to $2.0 million for the three months ended December 31, 2008 and $895,000, or 9.8%, to $8.3 million for the year ended December 31, 2008 as compared to the comparable prior year periods. These decreases are primarily due to decreases in the average yield on interest-earning assets of 112 and 107 basis points for the three months and year ended December 31, 2008, respectively. The average yield on interest-earning assets decreased to 5.40% and 5.74% for the three months and year ended December 31, 2008, respectively, from 6.52% and 6.81% for the comparable prior year periods. The effect of this decrease in average yield was partially offset by decreases in the average cost of interest bearing liabilities of 110 and 70 basis points for the three months and year ended December 31, 2008, respectively. The average cost of interest-bearing liabilities decreased to 2.51% and 2.82% for the three months and year ended December 31, 2008, respectively, from 3.61% and 3.52% for the comparable prior year periods. The net interest margin, expressed as a percentage of average earning assets, decreased 15 basis points to 3.05% for the three months ended December 31, 2008 from 3.20% for the three months ended December 31, 2007 and decreased 50 basis points to 3.13% for the year ended December 31, 2008 from 3.63% for the year ended December 31, 2007. The average yield on loans decreased 135 and 131 basis points for the three months and year ended December 31, 2008, respectively, compared to the comparable prior year periods. This decrease is partially due to approximately one-half of the Bank's loan portfolio being adjustable rate. The average yield on loans decreased to 5.66% and 6.02% for the three months and year ended December 31, 2008, respectively, from 7.01% and 7.33% for the comparable prior year periods.

         The provision for loan losses increased $180,000 and $1.8 million for the three months and year ended December 31, 2008, respectively, compared to the prior year periods. The increase in the provision was the result of management's quarterly analysis of the allowance for loan loss. Nonperforming loans totaled $2.8 million, or 0.94% of total assets, at December 31, 2008. This represents a decrease of $2.2 million, or 44.7% from September 30, 2008 when nonperforming loans totaled $5.0 million, or 1.75% of total assets and an increase of $2.1 million from December 31, 2007 when nonperforming loans totaled $697,000, or 0.23% of total assets. The increase in nonperforming loans from December 31, 2007 was primarily the result of the addition of a $1.6 million condominium construction loan located in the western suburbs of Chicago, Illinois. This credit is being closely monitored by senior management and represents approximately 59% of total nonperforming loans at December 31, 2008. The ratio of the allowance for loan losses to nonperforming loans totaled 119.7%, 69.8% and 282.6% at December 31, 2008, September 30, 2008 and December 31, 2007, respectively.

         Noninterest income decreased $143,000, or 26.2%, to $404,000 for the three months ended December 31, 2008 as compared to the comparable prior year period. The decrease is partially due to a decrease in gain on sale of loans of $30,000, which was partially offset by an increase of $17,000 in service charges on deposit accounts. Noninterest income decreased $869,000, or 39.0%, to $1.4 million for the year ended December 31, 2008 as compared to the comparable prior year period. This decrease is primarily due to a $485,000 other-than-temporary impairment charge related to an investment in FHLMC preferred stock and a decrease in life insurance death benefit of $478,000. These items were partially offset by increases in gain on sale of loans of $127,000 and service charges on deposit accounts of $102,000 during the year ended December 31, 2008.

         Noninterest expense increased $113,000, or 4.8%, to $2.5 million for the three months ended December 31, 2008 as compared to the comparable prior year period. This increase is primarily due to increases in building and equipment expense of $27,000, professional fees of $86,000 and data processing expense of $41,000. The increase in building and equipment expense are due to higher real estate taxes and a higher level of depreciation expense directly related to our new north Wheaton facility. The increases were partially offset by decreases in advertising and marketing of $43,000 and compensation and benefits of $15,000. Noninterest expenses increased $768,000, or 8.5%, to $9.8 million for the year ended December 31, 2008 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits of $234,000, building and equipment expense of $274,000, data processing expense of $163,000 and FDIC insurance premiums of $181,000 primarily due to the depletion of the Bank's one-time FDIC insurance premium credit. The increase in compensation and benefits and building expense is partially due to the opening of the North Wheaton facility. Partially offsetting these increases was a decrease in advertising and marketing expense of $102,000. This decrease is partially due to cost containment measures and the elimination of previously planned marketing campaigns. Management continues to emphasize the importance of expense management and control in order to continue to provide expanded banking services to a growing market base.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $293.4 million in assets at December 31, 2008. Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton, Illinois.

         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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

COMMUNITY FINANCIAL SHARES, INC.
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SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)                        December 31,  September 30,  December 31,
(IN THOUSANDS)                                                               2008           2008          2007
--------------------------------------------------------------------------------------------------------------------
Total assets                                                                 $ 293,354      $ 285,109     $ 298,311
Loans receivable, net                                                          219,615        221,334       227,736
Investment securities available-for-sale                                        26,964         27,784        33,163
Deposits                                                                       253,514        242,949       249,032
FHLB Advances                                                                   17,000         17,000        17,500
Stockholders' equity                                                            16,704         16,736        18,505
Nonperforming assets                                                             2,954          4,982           697
Nonperforming loans                                                              2,756          4,982           697
Allowance for loan losses                                                        3,300          3,479         1,970
--------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Total equity to total assets                                                      5.69%          5.87%         6.20%
Allowance for loan losses as a % of nonperforming assets                         111.7%          69.8%        282.7%
Allowance for loan losses as a % of loans                                         1.48%          1.55%         0.86%
Book value per share                                                         $   13.41       $  13.44       $ 14.85
Market value per share                                                           17.50          17.50         25.60
Dividends per share (for the quarter ended)                                          -              -          0.06
Quarterly net interest margin (1)                                                 3.05%          3.27%         3.20%

--------------------------------------------------------------------------------------------------------------------
                                                               Three months ended               Year ended
                                                                 December 31,                   December 31,
                                                          ----------------------------------------------------------
SELECTED OPERATING DATA: (UNAUDITED)                           2008          2007           2008          2007
                                                          ----------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                               $   3,527     $   4,301      $  15,184     $  17,212
Interest expense                                                  1,534         2,187          6,910         8,043
                                                              ---------     ---------      ---------     ---------
Net interest income                                               1,993         2,115          8,274         9,169
Provision for loan losses                                           590           410          2,215           420
                                                              ---------     ---------      ---------     ---------
Net interest income after provision for loan losses               1,403         1,705          6,059         8,749
Noninterest income                                                  404           547          1,358         2,227
Noninterest expense                                               2,454         2,340          9,792         9,025
                                                              ---------     ---------      ---------     ---------
Income (loss) before income tax                                    (647)          (88)        (2,375)        1,951
Income tax expense (benefit)                                       (504)          (99)        (1,187)          284
                                                              ---------     ---------      ---------     ---------
Net income (loss)                                             $    (143)    $      11      $  (1,188)    $   1,667
                                                              =========     =========      =========     =========

Earnings (loss) per share - basic                             $   (0.11)    $    0.01      $   (0.95)    $    1.24
Earnings (loss) per share - diluted                               (0.11)         0.01          (0.95)         1.24

SELECTED PERFORMANCE RATIOS:
Return (loss) on average assets (1)                               (0.20%)        0.01%         (0.41%)        0.60%
Return (loss) on average equity (1)                               (3.37%)        0.23%         (6.52%)        8.05%
Noninterest expense to average total assets (1)                    3.39%         3.20%          3.34%         3.23%
Net interest margin (1)                                            3.05%         3.20%          3.13%         3.63%
Average total assets                                          $ 288,351     $ 289,867      $ 293,218     $ 279,719
Average total equity                                             16,850        18,702         18,234        20,701

(1) Annualized.